Exhibit 99.1

NEWS RELEASE
LOEWS CORPORATION REPORTS NET INCOME OF $369 MILLION
FOR THE SECOND QUARTER OF 2024

New York, NY, July 29, 2024: Loews Corporation (NYSE: L) today released its second quarter 2024 financial results.

Second Quarter 2024 highlights:
Loews Corporation reported net income of $369 million, or $1.67 per share, in the second quarter of 2024, compared to $360 million, or $1.58 per share, in the second quarter of 2023. Excluding the prior period’s $36 million gain at Loews Hotels, net income increased 14% year-over-year, driven by CNA and Boardwalk. The following are the highlights:

•CNA Financial Corporation’s (NYSE: CNA) net income attributable to Loews improved year-over-year due to higher net investment income partially offset by higher catastrophe losses.
•Boardwalk Pipelines’ results improved year-over-year mainly due to increased revenues from re-contracting at higher rates and recently completed growth projects.
•Book value per share, excluding AOCI, increased to $85.42 as of June 30, 2024, from $81.92 as of December 31, 2023 due to strong operating results and repurchases of common shares during the year.
•As of June 30, 2024, the parent company had $3.1 billion of cash and investments and $1.8 billion of debt.
•Loews Corporation repurchased 2.4 million shares of its common stock during the second quarter of 2024 for a total cost of $180 million, and bought an additional 0.2 million shares for $14 million so far in the third quarter.

CEO commentary:
“Loews had another good quarter driven by strong results at CNA and Boardwalk. CNA continued to experience profitable growth while Boardwalk capitalized on strong fundamentals in the natural gas pipeline business.”
–James S. Tisch, President and CEO, Loews Corporation

Consolidated highlights:

	June 30,
	Three Months		Six Months
(In millions)	2024	2023	2024	2023
Net Income (Loss) Attributable to Loews Corporation:
CNA Financial	$291	$255	$601	$523
Boardwalk Pipelines	70	57	191	143
Loews Hotels & Co	35	74	51	98
Corporate	(27)	(26)	(17)	(29)
Net income attributable to Loews Corporation	$369	$360	$826	$735

	June 30, 2024	December 31, 2023

Book value per share	$74.57	$70.69
Book value per share excluding AOCI	85.42	81.92

Three months ended June 30, 2024 compared to 2023

CNA:
•Net income attributable to Loews Corporation improved 14% to $291 million from $255 million.
•Core income increased 6% to $326 million from $308 million.
•Net investment income increased due to higher income from fixed income securities as a result of favorable reinvestment rates and a larger invested asset base and favorable returns from limited partnerships.
•Net written premiums grew by 6% driven by strong retention and new business. Net earned premiums grew by 7%.
•Property and Casualty’s underwriting income decreased due to higher catastrophe losses.
•Property and Casualty’s combined ratio was 94.8% compared to 93.8% in the second quarter of 2023 partially due to a 0.4 point increase in catastrophe losses. Property and Casualty’s underlying combined ratio was 91.6% compared to 91.1% in the second quarter of 2023.
•Net income was also positively impacted by lower investment losses driven by lower impairments.

Boardwalk:
•Net income increased 23% to $70 million compared to $57 million.
•EBITDA increased 13% to $240 million compared to $213 million.
•Net income and EBITDA improved due to increased transportation revenues from higher re-contracting rates and recently completed growth projects, increased storage and parking and lending revenues, and contribution from the Bayou Ethane acquisition.

Loews Hotels:
•Net income of $35 million compared to $74 million.
•Adjusted EBITDA of $98 million compared to $100 million.
•Net income for 2023 included a gain of $36 million related to the acquisition of an additional equity interest in, and the consolidation of, a previously unconsolidated joint venture property.
•Excluding this gain, net income decreased due to lower equity income from joint ventures as occupancy and average daily rates decreased in Orlando, partially offset by improved performance at city center hotels.
•Net income was also impacted by higher depreciation and interest expense due to the opening of the Loews Arlington Hotel and Convention Center in the first quarter of 2024.

Corporate & Other:
•Net loss of $27 million compared to $26 million.
•The decrease in results is primarily due to lower investment income from parent company equity securities partially offset by higher income from short-term investments and fixed income securities.

Six months ended June 30, 2024 compared to 2023

Loews Corporation reported net income of $826 million, or $3.72 per share, compared to $735 million, or $3.19 per share, in 2023. The following are key highlights:

•CNA’s net investment income increased due to higher income from fixed income securities as a result of favorable reinvestment rates and a larger invested asset base and favorable returns from limited partnerships and common stock.
•Property and Casualty’s underwriting results were lower due to higher net catastrophe losses partially offset by favorable net prior year loss reserve development.
•Property and Casualty’s combined ratio was 94.7% compared to 93.9%. Property and Casualty’s underlying combined ratio was 91.4% compared to 91.0%.
•CNA’s net written premiums increased 6%.
•Corporate & Other results improved year-over-year driven by higher returns from parent company equity securities and short-term investments.
•All other segment drivers of results for the six months ended June 30, 2024 as compared to the comparable prior year period are consistent with the three-month period drivers discussed above.

Share Purchases:
•On June 30, 2024, there were 219.7 million shares of Loews common stock outstanding.
•During the three months ended June 30, 2024, Loews Corporation repurchased 2.4 million shares of its common stock for a total cost of $180 million.
•Loews has repurchased an additional 0.2 million shares for $14 million so far in the third quarter.
•Depending on market conditions, Loews may from time to time purchase shares of its and its subsidiaries’ outstanding common stock in the open market, in privately negotiated transactions or otherwise.

Reconciliation of GAAP Measures to Non-GAAP Measures

This news release contains financial measures that are not in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management believes some investors may find these measures useful to evaluate our and our subsidiaries’ financial performance. CNA utilizes core income, Boardwalk utilizes earnings before interest, income tax expense, depreciation and amortization (“EBITDA”), and Loews Hotels utilizes Adjusted EBITDA. These measures are defined and reconciled to the most comparable GAAP measures on pages 6 and 7 of this release.

Earnings Remarks

For Loews Corporation

–Today, July 29, 2024, earnings remarks will be available on our website.
–Remarks will include commentary from Loews’s president and chief executive officer and chief financial officer.

For CNA

–Today, July 29, 2024, earnings remarks will be available on the Investor Relations section of CNA’s website at www.cna.com.
–Remarks will include commentary from CNA’s chairman and chief executive officer and chief financial officer.

About Loews Corporation

Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality and packaging industries. For more information, please visit www.loews.com.

Forward-Looking Statements

Statements contained in this news release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters, as well as the Company’s overall business and financial performance, can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this news release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Investor relations and media relations contact:

Chris Nugent
1-212-521-2403

Loews Corporation and Subsidiaries
Selected Financial Information

	June 30,
	Three Months		Six Months
(In millions)	2024	2023	2024	2023
Revenues:
CNA Financial (a)	$3,519	$3,304	$6,963	$6,456
Boardwalk Pipelines	488	365	1,005	762
Loews Hotels & Co (b)	251	254	467	446
Corporate investment income, net	9	11	63	53
Total	$4,267	$3,934	$8,498	$7,717
Income (Loss) Before Income Tax:
CNA Financial (a)	$402	$361	$829	$732
Boardwalk Pipelines	94	76	256	192
Loews Hotels & Co (b)	44	101	72	135
Corporate:
Investment income, net	9	11	63	53
Other (c)	(42)	(41)	(84)	(85)
Total	$507	$508	$1,136	$1,027
Net Income (Loss) Attributable to Loews Corporation:
CNA Financial (a)	$291	$255	$601	$523
Boardwalk Pipelines	70	57	191	143
Loews Hotels & Co (b)	35	74	51	98
Corporate:
Investment income, net	7	9	50	42
Other (c)	(34)	(35)	(67)	(71)
Net income attributable to Loews Corporation	$369	$360	$826	$735

(a)The three months ended June 30, 2024 and 2023 include net investment losses of $10 million and $32 million ($7 million and $23 million after tax and noncontrolling interests). The six months ended June 30, 2024 and 2023 include net investment losses of $32 million and $67 million ($23 million and $48 million after tax and noncontrolling interests).
(b)Includes a gain of $46 million ($36 million after tax) for the three and six months ended June 30, 2023 related to Loews Hotels & Co’s acquisition of an additional equity interest in, and the consolidation of, a previously unconsolidated joint venture property.
(c)Consists of parent company interest expense, corporate expenses and the equity income (loss) of Altium Packaging.

Loews Corporation and Subsidiaries
Consolidated Financial Review

	June 30,
	Three Months		Six Months
(In millions, except per share data)	2024	2023	2024	2023
Revenues:
Insurance premiums	$2,498	$2,347	$4,939	$4,595
Net investment income	639	592	1,308	1,161
Investment gains (losses) (a)	(10)	14	(32)	(21)
Operating revenues and other	1,140	981	2,283	1,982
Total	4,267	3,934	8,498	7,717

Expenses:
Insurance claims and policyholders’ benefits	1,882	1,779	3,689	3,432
Operating expenses and other	1,878	1,647	3,673	3,258
Total	3,760	3,426	7,362	6,690

Income before income tax	507	508	1,136	1,027
Income tax expense	(112)	(120)	(256)	(235)
Net income	395	388	880	792
Amounts attributable to noncontrolling interests	(26)	(28)	(54)	(57)
Net income attributable to Loews Corporation	$369	$360	$826	$735

Net income per share attributable to Loews Corporation	$1.67	$1.58	$3.72	$3.19

Weighted average number of shares	221.60	227.97	222.18	230.78

(a)Includes a gain of $46 million ($36 million after tax) for the three and six months ended June 30, 2023 related to Loews Hotels & Co’s acquisition of an additional equity interest in, and the consolidation of, a previously unconsolidated joint venture property.

Definitions of Non-GAAP Measures and Reconciliation of GAAP Measures to Non-GAAP Measures:

CNA Financial Corporation

Core income is calculated by excluding from CNA’s net income attributable to Loews Corporation the after-tax effects of investment gains (losses) and the effects of noncontrolling interests. The calculation of core income excludes investment gains (losses) because these are generally driven by economic factors that are not necessarily reflective of CNA’s primary operations. The following table presents a reconciliation of CNA net income attributable to Loews Corporation to core income:

	June 30,
	Three Months		Six Months
(In millions)	2024	2023	2024	2023
CNA net income attributable to Loews Corporation	$291	$255	$601	$523
Investment losses	9	25	26	53
Noncontrolling interests	26	28	54	57
Core income	$326	$308	$681	$633

Boardwalk Pipelines

EBITDA is defined as earnings before interest, income tax expense, depreciation and amortization. The following table presents a reconciliation of Boardwalk net income attributable to Loews Corporation to its EBITDA:

	June 30,
	Three Months		Six Months
(In millions)	2024	2023	2024	2023
Boardwalk net income attributable to Loews Corporation	$70	$57	$191	$143
Interest, net	38	35	77	72
Income tax expense	24	19	65	49
Depreciation and amortization	108	102	214	203
EBITDA	$240	$213	$547	$467

Loews Hotels & Co

Adjusted EBITDA is calculated by excluding from Loews Hotels & Co’s EBITDA, the noncontrolling interest share of EBITDA adjustments, state and local government development grants, gains or losses on asset acquisitions and dispositions, asset impairments, and equity method income, and including Loews Hotels & Co’s pro rata Adjusted EBITDA of equity method investments. Pro rata Adjusted EBITDA of equity method investments is calculated by applying Loews Hotels & Co’s ownership percentage to the underlying equity method investment’s components of EBITDA and excluding distributions in excess of basis.

The following table presents a reconciliation of Loews Hotels & Co net income attributable to Loews Corporation to its Adjusted EBITDA:

	June 30,
	Three Months		Six Months
(In millions)	2024	2023	2024	2023
Loews Hotels & Co net income attributable to Loews Corporation	$35	$74	$51	$98
Interest, net	12	(1)	17	4
Income tax expense	9	27	21	37
Depreciation and amortization	24	17	45	33
EBITDA	80	117	134	172
Noncontrolling interest share of EBITDA adjustments	(2)		(4)
Gain on asset acquisition		(46)		(46)
Asset impairments		9		9
Equity investment adjustments:
Loews Hotels & Co’s equity method income	(32)	(41)	(59)	(72)
Pro rata Adjusted EBITDA of equity method investments	50	62	106	124
Consolidation adjustments	2	(1)	1	(2)
Adjusted EBITDA	$98	$100	$178	$185

The following table presents a reconciliation of Loews Hotels & Co’s equity method income to the Pro rata Adjusted EBITDA of its equity method investments:

	June 30,
	Three Months		Six Months
(In millions)	2024	2023	2024	2023
Loews Hotels & Co’s equity method income	$32	$41	$59	$72
Pro rata share of equity method investments:
Interest, net	10	12	20	23
Income tax expense
Depreciation and amortization	12	12	24	25
Distributions in excess of basis	(4)	(3)	3	3
Consolidation adjustments				1
Pro rata Adjusted EBITDA of equity method investments	$50	$62	$106	$124